ARTICLES OF MERGER

OF

W.S. MERGER CORP.

WITH AND INTO

RIO PLATA EXPLORATION CORPORATION

Pursuant to Chapter 92A of the Nevada Revised Statutes of the State of Nevada (the “NRS”), the undersigned corporation does hereby certify that:

FIRST: The name and jurisdiction of incorporation of each of the constituent corporations of the merger (the “Constituent Corporations”) is as follows:

Name	Jurisdiction

W.S. Merger Corp.	Nevada
Rio Plata Exploration Corporation.	British Columbia, Canada

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 22, 2013, by and among W.S. Industries Inc.(“W.S. Industries”), a Nevada corporation, W.S. Merger Corp. (“Merger Sub”), Rio Plata Exploration Corporation (“Rio Plata”) and certain holders of debt of W.S. Industries, setting forth the terms and conditions of the merger of Merger Sub with and into Rio Plata (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Chapter 92A of the NRS.

THIRD: The name of the corporation surviving the Merger is W.S. Merger Corp. (the “Surviving Corporation”).

FOURTH: The Articles of Incorporation of the Surviving Corporation are amended to read as set forth in Exhibit A hereto.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is Suite 1120, 470 Granville Street, Vancouver, British Columbia V6C 1V5 Canada.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH: These Articles of Merger, and the Merger provided for herein, shall be effective upon the filing of these Articles of Merger with the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, the Surviving Corporation has caused these Articles of Merger to be executed by its duly authorized officer this 14th day of May, 2013.

W.S. MERGER CORP.

By:	/s/ Robert Bell
Name:	Robert Bell
Title:	President, Chief Executive Officer and Secretary

Exhibit A

AMENDED ARTICLES OF INCORPORATION

OF

W.S. MERGER CORP.

(a Nevada corporation)

I.

The name of this corporation is Rio Plata Exploration Corporation (the “Corporation”).

IV.

4.02  The number of directors of the Corporation shall consist of not less than one (1) and not more than fifteen (15) members.

XII.

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the NRS as in effect at the time such liability is determined. No amendment or repeal of this paragraph XII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.